Exhibit (b)

Apollo Capital Management, L.P. Apollo Global Securities, LLC 9 West 57th Street New York, NY 10019

CONFIDENTIAL

July 25, 2024

Project Epsilon

Commitment Letter

SG Parent LLC

767 Fifth Avenue, 12th Floor

New York, NY 10153

Attention: Joseph Mause

Ladies and Gentlemen:

You have advised Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “Apollo”, and all such parties, funds, accounts, and entities, collectively, the “Apollo Investors” and the Apollo Investors, Apollo and AGS, collectively, the “Commitment Parties”, “we” or “us”) that SG Parent LLC, a Delaware limited liability company (“SG” or “you”), and certain of your affiliates intend to consummate the transactions described on Exhibit A (the “Term Sheet”).

Capitalized terms used but not otherwise defined in this Commitment Letter (as defined below) are used with the meanings assigned to such terms in the Term Sheet.

1.	Commitments; Title and Roles.

In connection with the Transactions, Apollo hereby confirms, on behalf of the Apollo Investors, their respective commitments to jointly and severally purchase on the Effective Date up to $500,000,000 in aggregate principal amount of First Lien Notes (the commitments to purchase the First Lien Notes, the “First Lien Note Commitments”) upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Term Sheet under the heading “Conditions Precedent to the Effective Date” (the “Sole Conditions”). The Term Sheet, together with this letter, are collectively referred to as this “Commitment Letter”.

It is agreed that AGS will act as the sole and exclusive structuring agent, arranger, manager, bookrunner and placement agent (in such capacity, the “Lead Arranger”) for the First Lien Notes pursuant to the terms set forth in that certain Engagement Letter, dated as of the date hereof, among you and AGS (as modified from time to time in accordance with the terms thereof, the “Arranger Engagement Letter”); provided that you agree that the Lead Arranger may perform its responsibilities hereunder through its affiliates. You agree that no other structuring agents, arrangers, managers, bookrunners or placement agents will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet and the Arranger Engagement Letter) will be paid in connection with a commitment to provide the First Lien Notes unless you and we shall so agree.

2.	Assignments.

We expect our affiliate AGS, and/or AGS’s affiliates as AGS may deem appropriate in connection with the services provided by AGS hereunder and under the Arranger Engagement Letter, to conduct tailored syndication in relation to the First Lien Note Commitments in consultation with you and at all times in compliance with this Section 2 and the terms of the Definitive Note Documentation, it being understood and agreed that (i) except with respect to an assignment of First Lien Note Commitment to any Disqualified Purchaser (as defined below), your consent shall not be required for any assignment of First Lien Note Commitments and (ii) AGS shall not syndicate any First Lien Note Commitments to (a) those persons identified by you in writing to the Apollo Investors prior to the date hereof, (b) any person who owns or operates a casino, traditional gaming facility or online gaming business or similar gaming establishment, (c) other competitors of you, Bally’s and/or Queen Casino (each as defined below) and your and their respective subsidiaries that are or will be in the same or a similar or reasonably related or ancillary lines of business that are identified by you to Apollo Investors (or, after the Effective Date, to the Notes Agent) by written notice from time to time after the date hereof, (d) any person who is subject to a Disqualification (as defined in Bally’s Existing Credit Agreement) and (e) any affiliate of any person described in clauses (a), (b), (c) or (d) above that is identified by you to the Apollo Investors (or, after the Effective Date, to the Notes Agent) in writing from time to time or clearly identifiable solely on the basis of its name as an affiliate of such person, other than, in the case of clause (c), an affiliate of such person that is a bona fide debt fund (collectively, the “Disqualified Purchasers”); provided, that Disqualified Purchasers shall exclude any person that you have designated as no longer being a “Disqualified Purchaser” by written notice delivered to the Apollo Investors (or, after the Effective Date, the Notes Agent) from time to time; provided, further, that no updates to the list of Disqualified Purchasers shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest or any party for which the “trade date” with respect to an assignment or participation interest has occurred in respect of the First Lien Notes in compliance with the provisions of this Agreement, from continuing to hold or vote such previously acquired assignments and participations or from closing an assignment or participation interest sale for which the “trade date” has previously occurred on the terms set forth herein for Lenders that are not Disqualified Purchasers.

Notwithstanding anything to the contrary in this Section 2, (i) neither SG nor any Commitment Party shall be released or novated from its obligations hereunder until the earliest of (x) the purchase of all First Lien Notes, (y) the execution of the Definitive Note Documentation (after which such obligations shall be governed by the Definitive Note Documentation) and (z) the termination of this Commitment Letter in accordance with its terms, (ii) the Commitment Parties shall retain exclusive control over all rights and obligations with respect to their commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the earliest date set forth in the preceding clause (i) has occurred, (iii) no syndication hereunder shall be permitted if the result thereof would be that the Apollo Investors own less than 50.1% of the First Lien Notes or First Lien Commitments outstanding at any time and (iv) upon effectiveness of the Definitive Note Documentation, the relevant provisions of such Definitive Note Documentation shall supersede the provisions of this Section 2. Further, neither the commencement, conduct or completion of such syndication nor compliance with the provision of this Section 2 or any other provision of the Commitment Letter (other than the Sole Conditions) is a condition to the First Lien Note Commitments or the purchase of the First Lien Notes.

3.	Representations and Warranties of SG.

SG represents and warrants to each of the Commitment Parties that (a) all written information concerning SG, Bally’s Corporation, a Delaware limited liability company (“Bally’s”), The Queen Casino & Entertainment Inc., a Delaware corporation (“Queen Casino”), and their respective subsidiaries and their respective businesses, other than the projections, forecasts, financial estimates and other forward-looking information (the “Projection Materials”), and information of a general economic or industry-specific nature, that has been or will be made available to any Commitment Party by you or any of your affiliates or representatives on your behalf in connection with the Transactions (the “Information”), when taken as a whole, is and will be (with respect to the Bally’s, its subsidiaries, or their respective operations or assets, to SG’s knowledge), when furnished, correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates to such statements from time to time) and (b) the Projection Materials that have been or will be made available to any Commitment Party by or on behalf of you, or any of your affiliates or representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projection Materials are not to be viewed as facts or guaranties of performance and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the Effective Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or the Projection Materials were being furnished and such representations were being made at such time, you will promptly supplement and, in the case of Information and/or Projection Materials related to Bally’s, use your commercially reasonable efforts to promptly supplement, the Information and/or the Projection Materials, as applicable, so that the representations and warranties in the preceding sentence remain true in all material respects at such time under those circumstances, it being understood and agreed that any such supplement received prior to the Effective Date shall cure any breach of such representations. You understand that we may use and rely on the Information and Projection Materials for purposes of the transactions contemplated by this Commitment Letter and the Arranger Engagement Letter without independent verification thereof.

4.	Fee Letters

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the non-refundable payments described in (a) the Fee Letter between you and the Commitment Parties dated as of the date hereof (the “Fee Letter” and, collectively with the Arranger Engagement Letter, the “Fee Letters”), and (b) the Arranger Engagement Letter, in each case, on the terms and subject to the conditions (including as to timing and amount) expressly set forth therein.

5.	Sharing of Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their respective affiliates may be (or may be affiliated with) a full service financial firm and as such from time to time may, and their respective affiliates may, (a) effect transactions for their own or their respective affiliates’ account or the account of customers, and hold long positions in debt or equity securities, loans or other securities and financial instruments of companies that may be the subject of the Transactions or with which you or your affiliates may have commercial or other relationships or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies or similar services in respect of which you or your affiliates may have conflicting interests. SG and its affiliates hereby waive and release, to the fullest extent permitted by law, any claims it or such affiliate has or will or may have hereunder with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of the Commitment Parties or any of their respective affiliates or customers to bring such transactions, activities, investments or holdings to their attention.

You acknowledge and agree that (a)(i) the arrangements described in this Commitment Letter regarding the Transactions are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties and/or their applicable affiliates, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary or other implied duty on the part of the Commitment Parties and their respective applicable affiliates and each Commitment Party and such affiliates expressly disclaims any fiduciary or other implied relationship to any party hereto or any of such parties’ affiliates or any other person or entity, (ii) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty arising prior to the date hereof, (iii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties or their respective applicable affiliates or representatives for such advice, and (iv) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transactions and are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto; and (b) in connection with the Transactions, (i) each Commitment Party, in its capacity as such (and/or its applicable affiliates) has been, is, and will be (or have been, are and will be) acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, in such capacity, has not been, is not, and will not (or have not been, are not and will not) be acting as an advisor, agent or fiduciary to you or any of your affiliates or any other party hereto or any of such parties’ affiliates or any other person or entity and are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction; and (ii) the Commitment Parties and/or their affiliates do not have an obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates). Any review by any Commitment Party of you, your affiliates, the Transactions or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

6.	Indemnification.

SG hereby agrees to indemnify and hold harmless each Commitment Party and each of their respective affiliates and all their respective officers, directors, members, partners, trustees, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of, in connection with, or as a result of this Commitment Letter, the Arranger Engagement Letter, the services rendered hereunder or thereunder, or the Transactions, or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and whether or not the transactions contemplated hereby are consummated, and to reimburse each Indemnified Person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to those of (x) the counsel identified in the Term Sheet as counsel to the Commitment Parties and (y) solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, of one local counsel in each relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected Indemnified Persons, taken as a whole, in each such relevant material jurisdiction)) incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing or in connection with the enforcement of the indemnification obligations set forth herein; provided that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or related expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense arises from (i) the bad faith, gross negligence or willful misconduct of or material breach of this Commitment Letter by, such Indemnified Person (or any of its Related Parties (as defined below)) (it being agreed that compliance by a Commitment Party with this Commitment Letter and the Transactions expressly contemplated hereby shall not be deemed bad faith, gross negligence or willful misconduct) or (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of SG or any of its affiliates or subsidiaries. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Arranger Engagement Letter and/or the Term Sheet, SG will have no obligation to indemnify any Indemnified Person for income taxes, franchise taxes or branch profits taxes incurred by such person in connection with the fees or other compensation such person receives in connection with the this Commitment Letter, the Fee Letter, the Arrangement Engagement Letter and/or the Term Sheet; provided that this sentence shall not limit SG’s indemnification obligations and other obligations with respect to withholding taxes and other taxes after the Effective Date pursuant to the Definitive Note Documentation.

In no event will any Indemnified Person, any other party hereto, SG or any of SG’s affiliates or any of their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns be liable on any theory of liability for indirect, special, or consequential damages, lost profits or punitive damages in connection with this Commitment Letter, the Fee Letters or the Transactions, provided that nothing contained in this sentence shall limit SG’s indemnification obligations to the extent set forth above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

SG shall not be liable for any settlement of any proceeding (or expenses relating thereto) effected without SG’s consent, but if settled with SG’s written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, SG agrees to indemnify and hold harmless such Indemnified Person to the extent and in the manner set forth above. SG shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding, (b) does not include any statement as to any admission of fault or culpability of such Indemnified Person, and (c) includes customary confidentiality and non-disparagement agreements. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by SG under this paragraph to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable order of a court of competent jurisdiction.

The indemnity and expense reimbursement obligations set forth herein (i) shall survive the expiration or termination of this Commitment Letter, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Commitment Parties or any other Indemnified Person and (iii) shall be binding on any successor or assign of SG and the successors or assigns to any substantial portion of its business and assets.

For purposes hereof, “Related Party” and “Related Parties” of an Indemnified Person mean any (or all, as the context may require) of such Indemnified Person’s affiliates and controlling persons and its or their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons.

Regardless of whether or not the Transactions are consummated or the Effective Date occurs, SG shall reimburse each Commitment Party promptly upon presentation of an invoice together with reasonably detailed supporting documentation (and, for the avoidance of doubt, also upon the occurrence of the Effective Date to the extent such invoice and documentation are provided by the applicable date specified in the Sole Conditions), for reasonable and documented out-of-pocket expenses incurred in connection with the Transactions and the preparation of this Commitment Letter and the Definitive Note Documentation (collectively, the “Expenses”), which shall be limited, in the case of fees, charges and disbursements of counsel, to the fees, charges and disbursements of (i) the counsel identified in the Term Sheet as counsel to the Commitment Parties and (ii) if necessary, of a single local counsel to the Commitment Parties in each relevant material jurisdiction; provided that, if the Effective Date does not occur, other than with respect to any Ticking Fee, Alternate Transaction Fee or Expiration Date Structure and Arrangement Fee that is due and payable (which for the avoidance of doubt, is not subject to or included in the $500,000 limit related to Expenses if the Effective Date does not occur), SG shall not be required to pay any such Expenses in excess of $500,000. Promptly following SG’s written request therefor, the Commitment Parties shall provide a reasonably detailed summary of Expenses accrued to date.

Notwithstanding the provisions above, upon effectiveness of the Definitive Note Documentation, the relevant provisions of such Definitive Note Documentation shall supersede the provisions of this Section 6.

7.	Termination/Expiration of First Lien Note Commitments.

The First Lien Note Commitments hereunder will expire automatically without any further action or notice by any party at 11:59 p.m., New York City time, on the date hereof, unless at or prior to such time each party hereto has duly executed and delivered to the other parties hereto counterparts to this Commitment Letter. Following the execution and delivery of this Commitment Letter, the obligations of each Commitment Party under this Commitment Letter, including the obligation to purchase the First Lien Notes contemplated hereby, shall terminate automatically and immediately without any further action or notice by any party upon the earliest to occur of: (a) the occurrence of the Effective Date in accordance with the terms of this Commitment Letter (following which such obligations shall be governed by the Definitive Note Documentation), (b) 11:59 p.m., New York City time, on July 25, 2025, unless you and the Commitment Parties agree to an extension in writing, and (c) the date you deliver written notice of the termination of the First Lien Note Commitments (such earliest date, the “Expiration Date”); provided that, in each case, any such termination shall not relieve any party hereto from any liability in connection with a breach of this Commitment Letter that occurred before such termination.

8.	Confidentiality.

The existence of this Commitment Letter and the terms and conditions herein and the Fee Letter are for SG’s confidential use only and may not be disclosed by SG to any person or entity without the prior written consent of each Commitment Party, except (a) as required to consummate the Transactions (including public filings in connection with the Transactions, if any), (b) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, (c) pursuant to an order of a court of competent jurisdiction or any other governmental authority or securities exchange (in which case you agree, to the extent permitted by law, rule or regulation, to use commercially reasonable efforts to inform us promptly thereof), (d) as required in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule, regulation (including, for the avoidance of doubt, any national or international securities regulations) or any national or international securities exchange or as requested by a governmental authority (including any gaming or racing authority), (e) to Bally’s and Queen Casino and to your and their partners, stockholders, direct or indirect investors, directors (or equivalent managers), officers, employees, agents, affiliates, attorneys, accountants, independent auditors and other advisors of Bally’s, Queen Casino’s and yours or any of the foregoing, in each case, on a confidential “need-to-know” basis (provided, that any such partner, stockholder, affiliate, or investor of Bally’s, Queen Casino or SG is advised of its obligation to retain such information as confidential (including, without limitation, the limitations set forth in the proviso set forth below)), (f) if the Commitment Parties otherwise consent in writing to such proposed disclosure, (g) to the extent required by the definitive documentation governing the existing debt of Bally’s, Queen Casino and their respective subsidiaries (the “Existing Debt”), (h) that the Term Sheet and the existence of this Commitment Letter (but not the Commitment Letter or the Fee Letter) may be disclosed to any rating agency in connection with the Transactions, (i) this Commitment Letter and its contents (but not the Fee Letter or its contents) may be disclosed to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder, (j) this Commitment Letter and the Fee Letter (but not the fees in the Fee Letter) may be disclosed in any syndication of the First Lien Notes, (k) the aggregate amount of the fees (including upfront fees and OID) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the First Lien Notes, and (l) on a confidential basis, the Fee Letter and the contents thereof to your and Bally’s and Queen Casino’s auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs; provided, further that, (i) prior to the filing of the proxy statement by Bally’s, (x) the Commitment Letter or the Fee Letter shall not be publicly filed and (y) the name of any Commitment Party shall not be publicly disclosed without the prior written consent of such Commitment Party and (ii) after the filing of the proxy statement, you shall (x) provide advance notice, together with a draft of any proposed disclosure to us, of any public filing (including the proxy statement) of this Commitment Letter or Fee Letter or any public disclosure of the Transactions and (y) consult with us on the scope of such disclosure. The provisions of this paragraph shall automatically terminate on the date that is two years following the date hereof.

The Commitment Parties, on behalf of themselves and their affiliates will treat all non-public information provided to them by or on behalf of you in connection with the transactions contemplated hereby confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent each Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over each Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (b) to the extent that such information becomes publicly available other than by reason of improper disclosure by a Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you with respect to such information, (d) to the extent that such information is independently developed by a Commitment Party or any of its affiliates, (e) to each Commitment Party’s affiliates and its and its affiliated managed and advised funds and their and their respective employees, directors, officers, partners, members, independent auditors, rating agencies, professional advisors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (with such Commitment Party responsible for its affiliates’ compliance with this paragraph), (f) in connection with the exercise of any remedies hereunder or under the Fee Letters or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, (g) to each other Commitment Party, and/or (h) to prospective purchasers, hedge providers, participants or assignees (collectively, “Prospective Parties”); provided that for purposes of clause (h) above, the disclosure of any such information to any Prospective Party shall be made subject to such Prospective Party’s acknowledgment and acceptance that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information or other marketing materials) in accordance with the standard syndication or other transfer processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information; provided further that, no such disclosure shall be made by the Commitment Parties to any Disqualified Purchaser. If the Effective Date occurs, the Commitment Parties’ obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Definitive Note Documentation. Otherwise, the provisions of this paragraph shall expire two years after the date hereof.

It is understood and agreed that any Commitment Party may advertise or promote its role in arranging or providing any portion of the First Lien Note Commitments (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of “tombstone” advertisement or otherwise) without consulting with you; provided that any such advertisement or promotion shall be at the sole cost and expense of the Commitment Parties.

9.	Governing Law; Jurisdiction; Waivers.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law thereof to the extent such principles would cause the application of the law of another state; provided, that it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement (as defined in Exhibit A)) (and whether or not a Company Material Adverse Effect has occurred) (in each case solely for purposes of the conditions to the issuance and purchase of the First Lien Notes on the Effective Date), (b) the determination of the accuracy of any Specified Transaction Agreement Representation and whether as a result of any breach thereof you or your applicable affiliate has the right (taking into account any applicable cure periods) to terminate your or its obligations under the Merger Agreement or decline to consummate the Queen Merger and the Queen Share Contribution (each as defined in Exhibit A) (in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement without any liability to your or your applicable affiliate and (c) the determination of whether any Merger has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the law governing the Merger Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties to this Commitment Letter irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter and (b) agrees that a final judgment in any such action may be enforced in any such court. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties to this Commitment Letter irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter.

10.	Miscellaneous.

Other than the assignment to Bally’s as contemplated by Section 8.6(d) of the Merger Agreement, which shall be permitted without the consent of any Commitment Party, this Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided that, notwithstanding anything to the contrary contained herein and for the avoidance of doubt, each party hereto hereby agrees that the Apollo Investors shall have the right to reallocate, sell, assign or otherwise transfer its commitment in respect of any of the First Lien Note Commitments and/or any closing payment and any other obligations hereunder to any affiliate, managed fund, advised or sub-advised fund or managed account of such Apollo Investor or its affiliates; provided further that, such reallocation, sale, assignment or other transfer will not result in any Commitment Party being released from its obligations hereunder until the earliest of (x) the purchase of all First Lien Notes on the Effective Date, (y) the execution of the Definitive Note Documentation (after which such obligations shall be governed by the Definitive Note Documentation) and (z) the termination of this Commitment Letter in accordance with its terms.

This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto and, with respect to Section 6 hereof, the Indemnified Persons, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto.

Except as otherwise expressly agreed in writing by the Commitment Parties and SG, this Commitment Letter sets forth the entire understanding of the parties hereto as to the scope of the First Lien Note Commitments and the obligations of the Commitment Parties and you hereunder, and supersedes all prior agreements, understandings and proposals, whether written or oral, between the Commitment Parties and you relating to the First Lien Note Commitments.

This Commitment Letter and any amendment or waiver thereof may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) and by electronic signature shall be effective as delivery of a manually executed counterpart hereof.

Section 2 (Assignments), Section 4 (Fee Letters), Section 5 (Sharing of Information; Absence of Fiduciary Relationship), Section 6 (Indemnification), Section 8 (Confidentiality) and Section 9 (Governing Law; Jurisdiction; Waivers) contained in this Commitment Letter shall remain in full force and effect regardless of whether the Definitive Note Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitments hereunder, subject, in the case of Section 2 (Assignments), Section 6 (Indemnification) and Section 8 (Confidentiality), to the terms of such sections.

Each of the parties to this Commitment Letter agrees that each of this Commitment Letter and each Fee Letter is a binding and enforceable agreement with respect to the subject matter contained in this Commitment Letter and the Fee Letters (including an obligation to negotiate the Definitive Note Documentation in good faith in a manner consistent with this Commitment Letter that does not impair the occurrence of the Transactions and the Effective Date); it being acknowledged and agreed that (a) the Transactions are subject in all respects to the applicable terms and conditions set forth in this Commitment Letter, the Fee Letters, the Term Sheet and the Sole Conditions (provided, that the only conditions to the Transactions are the applicable Sole Conditions) and (b) the terms of the Definitive Note Documentation shall be consistent with the Term Sheet and not impair the occurrence of the Transactions on the Effective Date, if the Sole Conditions are satisfied or waived.

Each of the Commitment Parties notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies any affiliate of SG and each guarantor under the Definitive Note Documentation, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties to identify any affiliate of SG and each guarantor under the Definitive Note Documentation in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party.

Standard RI Ltd. agrees to be liable, together with SG, for the obligations of SG solely under Sections 6 (Indemnification) hereof and agrees to otherwise be bound by Sections 9 (Governing Law; Jurisdiction; Waivers) and 10 (Miscellaneous) hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Very truly yours,

APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO GLOBAL SECURITIES, LLC

By:	/s/ Daniel M. Duval
Name:	Daniel M. Duval
Title:	Vice President

[Signature Page to Commitment Letter]

Accepted and agreed as of the date first written above:

SG PARENT LLC,
a Delaware limited liability company

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

Accepted and agreed as of the date first written above:

STANDARD RI LTD.

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Director

[Signature Page to Commitment Letter]

EXHIBIT A

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

TRANSACTION DESCRIPTION

Transactions:	“Transactions” shall mean the following:

(a) SG Parent LLC, a Delaware limited liability company (“SG”), intends to enter into that certain Agreement and Plan of Merger, dated as of July 25, 2024 (the “Merger Agreement”), by and among SG, The Queen Casino & Entertainment, Inc., a Delaware corporation and affiliate of SG (“Queen”), Bally’s Corporation, a Delaware corporation (“Bally’s”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Bally’s (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Bally’s (“Merger Sub II”), and, solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b), Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI, CQ Gaming LLC, a Delaware limited liability company and stockholder of Queen (“SG Gaming”), pursuant to which (i) SG Gaming will contribute its common stock of Queen to Bally’s in exchange for the common stock of Bally’s (the “Queen Share Contribution”), (ii) immediately thereafter, Merger Sub I will merge with and into Bally’s (the “Bally’s Merger”), with Bally’s surviving the Bally’s Merger, and (iii) immediately thereafter, Merger Sub II will merge with and into Queen (the “Queen Merger”, and together with the Bally’s Merger, the “Mergers”), with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of Bally’s;

(b) SG intends to assign, for the mutual benefit of SG and Bally’s, the Commitment Letter to Bally’s immediately prior to the Bally’s Merger;

Exhibit A-1

(c) Bally’s intends to (i) issue up to $500,000,000 of senior secured first-lien notes (such first-lien notes, the “First Lien Notes”) to be purchased by the Commitment Parties, which First Lien Notes shall be governed by a new first lien note purchase agreement (the “First Lien Notes Agreement”) and have the terms set forth herein (the “First Lien Notes Facility”), and (ii) together with cash on hand provided by either revolver borrowings under the Bally’s Existing Credit Agreement (as defined below) or cash on the balance sheet of Bally’s as required by the Merger Agreement, use the proceeds of the First Lien Notes to (x) fund the purchase of certain outstanding equity interests of Bally’s, pursuant to the Bally’s Merger, (y) repay in full all existing indebtedness of Queen and its subsidiaries outstanding pursuant to that certain Credit Agreement, dated as of July 13, 2022 (as amended, restated, supplemented or otherwise modified on or prior to the date hereof, the “Queen Credit Agreement”), by and among Queen, Fortress Credit Corp., as administrative agent and the lenders party thereto from time to time, and (iv) pay certain costs and expenses incurred or payable in connection with the transactions described in clauses (a), and (b) above and this clause (c).

Issuer:	Bally’s (the “Issuer”).

Guarantors:

Consistent with the Documentation Principles (as defined below), and in all events will include Queen and its wholly-owned domestic material restricted subsidiaries (subject to the designation of any subsidiaries as Unrestricted Subsidiaries and other customary exceptions consistent with the Documentation Principles but without in any way limiting the proviso of the next sentence).

It is understood and agreed that each of (i) Casino Queen Marquette, Inc., an Iowa corporation, (ii) Catfish Queen LLC, a Louisiana limited liability company, (iii) Centroplex Centre Convention Hotel LLC, a Louisiana limited liability company, (iv) Casino Queen Interactive LLC, a Delaware limited liability company, (v) CQ Lottery LLC, a Delaware limited liability company, (vi) Bet CQ Iowa LLC, an Iowa limited liability company, and (vii) Queen Sportsbook Maryland LLC, a Delaware limited liability company shall be designated as Unrestricted Subsidiaries and not be Guarantors under the Definitive Note Documentation (as defined below) and such designation shall not reduce the Shared Cap (as defined in Annex A attached hereto); provided that, as of the Effective Date, the intellectual property, real estate, gaming licenses and other assets material for the operations at (i) DraftKings at Casino Queen located in East St. Louis, Illinois, and (ii) The Queen Baton Rouge located in Baton Rouge, Louisiana shall be and remain assets of entities that are both Restricted Subsidiaries and Guarantors.

Exhibit A-2

Further, other than any transfer made in reliance on a reduced ratio-based basket (after giving effect to the reductions to such ratio-based baskets and the modification to Consolidated EBITDA as set forth in Annex A hereto), the fair market value of any assets that are transferred (x) from Bally’s or any Bally’s Guarantor to a Bally’s Non-Guarantor Restricted Subsidiary or (y) from Bally’s or any Bally’s Restricted Subsidiary to a Bally’s Unrestricted Subsidiary, in each case from the period commencing on March 31, 2024 through the Effective Date shall reduce the Shared Cap.

As used herein, (i) a “Bally’s Unrestricted Subsidiary” means any subsidiary of Bally’s that is an Unrestricted Subsidiary under the Existing Bally’s Credit Agreement, (ii) a “Bally’s Non-Guarantor Restricted Subsidiary” means any subsidiary of Bally’s that is a restricted subsidiary but not a guarantor under the Existing Bally’s Credit Agreement, (iii) a “Bally’s Restricted Subsidiary” means any subsidiary of Bally’s that is a restricted subsidiary under the Existing Bally’s Credit Agreement and (iv) a “Bally’s Guarantor” means any subsidiary of Bally’s that is a guarantor under the Existing Bally’s Credit Agreement.

Any Unrestricted Subsidiary of the Issuer as of March 31, 2024 will remain an Unrestricted Subsidiary of the Issuer on the Effective Date unless the Issuer elects in its sole discretion to designate such Unrestricted Subsidiary as a Restricted Subsidiary prior to the Effective Date (and without limiting the Issuer’s right under the Existing Bally’s Credit Agreement to designate additional Unrestricted Subsidiaries from time to time, to the extent permitted by the Definitive Note Documentation, including any reduction under and permitted by the Shared Cap).

Notes Agent:	Alter Domus (US) LLC or an entity designated by the Apollo Investors and reasonably satisfactory to the Issuer will act as sole notes agent (the “Notes Agent”) and collateral agent (the “Collateral Agent”) in respect of the First Lien Notes and will perform the duties customarily associated with such roles. An aggregate agency fee of $40,000 shall be payable on an annual basis, payable annually in advance.

Exhibit A-3

Purchasers:	As of the Effective Date, each of the Commitment Parties, as a “Purchaser”, and, thereafter, such financial institutions and other entities to whom any Apollo Investor or other Purchaser makes any assignments of any portion of the First Lien Notes Facility in accordance with the Definitive Note Documentation (the “Purchasers”); provided that (x) prior to the Effective Date, assignments and participations shall be made in accordance with the Commitment Letter and (y) following the Effective Date, assignments and participations shall be made to any person other than a Disqualified Purchaser. Except during the occurrence of a payment or bankruptcy event of default, the Apollo Investors shall at all times retain exclusive control over the voting rights of 50.1% of the First Lien Notes Facility and the First Lien Notes.

Interest Rates:

Interest will accrue on all outstanding First Lien Notes at a fixed rate equal to 11.00% per annum.

Accrued interest on all First Lien Notes will be paid in cash quarterly on the first business day of each fiscal quarter (with respect to interest accrued over the immediately preceding quarter).

Default Rate:	Consistent with the Documentation Principles.

Maturity:	The First Lien Notes will mature on October 2, 2028 (the “Maturity Date”).

Amortization:	None.

Security:

Subject to the Funds Certain Provisions (as defined below), a perfected first priority security interest on substantially all assets of the Issuer and the Guarantors consistent with the Documentation Principles (collectively, the “Collateral” and the agreements, instruments or documents creating, evidencing and/or perfecting such first priority security interests, the “New Collateral Documents”) and, in all events, subject to the Documentation Principles, a perfected first priority security interest in 100% of the equity interests of Queen and each of its wholly-owned domestic restricted subsidiaries and, subject to the Documentation Principles, substantially all assets of Queen and each of its subsidiaries that is required to become a Guarantor pursuant to the Definitive Note Documentation.

Exhibit A-4

The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral among the Purchasers and the lenders under the Existing Bally’s Credit Agreement (as defined below) will be set forth in an intercreditor agreement in the form of Exhibit S of the Existing Bally’s Credit Agreement (the “Intercreditor Agreement”).

Optional Redemptions:

On or prior to the date that is 12 months after the Effective Date, the Issuer may redeem the First Lien Notes at a price equal to the make-whole price based on U.S. Treasury notes with a maturity closest to the date that is 12 months after the Effective Date plus 50 basis points (the “Make-Whole Redemption Price”).

After the date that is 12 months after the Effective Date and on or prior to the date that is 24 months after the Effective Date, the First Lien Notes will be callable at 105.50%, plus accrued and unpaid interest, and after the date that is 24 months after the Effective Date, the First Lien Notes will be callable at 100.00%, plus accrued and unpaid interest (the “Redemption Price”).

Mandatory Offers to Repurchase:

Consistent with the Documentation Principles and upon the occurrence of a change of control (to be defined consistent with the Documentation Principles).

Any such offer shall be at 100% of the principal amount of such debt plus accrued interest and the Make-Whole Redemption Price or Redemption Price, as applicable.

In the event the First Lien Notes are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any event of default (including, without limitation, a bankruptcy event of default), in each case, all fees, expenses and premiums (including the Make-Whole Redemption Price or Redemption Price, as applicable) as of the date such First Lien Notes are accelerated or become due (if any) will also automatically be due and payable as though the First Lien Notes were redeemed, repaid, repurchased or prepaid.

Exhibit A-5

For the avoidance of doubt, the Purchasers may decline any such offer to repurchase (in whole or in part), in which case the Issuer shall be permitted to use any such declined amounts for any purpose not prohibited by the Definitive Note Documentation.

Conditions Precedent to the Effective Date:	The effectiveness of the Definitive Note Documentation and the purchase of the First Lien Notes shall be subject to the satisfaction (or waiver by the Commitment Parties and the Issuer) of only the following conditions (such date on which such conditions are satisfied or waived, the “Effective Date”):

(a) The Mergers shall be consummated simultaneously or substantially concurrently with the issuance of the First Lien Notes under the First Lien Notes Facility on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof after the date hereof that is materially adverse to the interests of the Commitment Parties (in their capacities as Purchasers) unless it is approved by the Commitment Parties (which approval shall not be unreasonably withheld, delayed or conditioned), (it being understood and agreed that any decrease in the per share consideration (and any amendment to the Merger Agreement related thereto) shall not be deemed, on its own, materially adverse to the interests of the Commitment Parties so long as, unless the Commitment Parties otherwise consent to a different allocation (such consent not to be unreasonably withheld, conditioned or delayed) such decrease is allocated to reduce the amount of First Lien Notes to be issued on the Effective Date).

(b) subject to the Funds Certain Provision, the Definitive Note Documentation shall have been executed and delivered by the Issuer and each Guarantor, and the Commitment Parties shall have received a customary officer’s certificate (attaching organizational documents, good standings where applicable (from the jurisdiction of formation), and resolutions of the Issuer and each Guarantor, and an incumbency and specimen signature of each officer of the Issuer and each Guarantor executing the Definitive Note Documentation), a certificate from the chief financial officer or equivalent of Bally’s in the form attached hereto as Annex B with respect to Effective Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby) and customary legal opinions (from counsel to the Issuer, for those jurisdictions in which it would be customary for counsel to the Issuer to deliver such opinion) for the Issuer and each Guarantor (including, for the avoidance of doubt Queen and its subsidiaries that are required to become Guarantors);

Exhibit A-6

(c) the Intercreditor Agreement shall have been executed and delivered by the parties thereto;

(d) all out-of-pocket expenses of the Commitment Parties required to be paid or reimbursed by SG pursuant to the Commitment Letter and the Fee Letters shall have been or will be paid on the Effective Date, to the extent invoiced in reasonable detail at least three (3) business days prior to the Effective Date and required to be paid on the Effective Date pursuant to the Commitment Letter or any Fee Letter;

(e) the Commitment Parties shall have received from the Issuer, no later than three (3) business days in advance of the Effective Date, (a) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (b) to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in each case, that has been reasonably requested by any Commitment Party in writing at least five (5) business days in advance of the anticipated Effective Date;

(f) Subject in all respects to the Funds Certain Provision, the Specified Transaction Agreement Representations will be true and correct to the extent required by the definition thereof and the Specified Representations will be true and correct in all material respects (or, if qualified by materiality, in all respects) (and with respect to the Specified Transaction Agreement Representations, to the extent expressly made as of an earlier date, as of such earlier date);

Exhibit A-7

(g) No Company Material Adverse Effect (as defined in the Merger Agreement) will have occurred after July 25, 2024 that remains in effect as of immediately prior to the Queen Effective Time (as defined in the Merger Agreement);

(h) The Shared Cap shall not be less than zero; and

(i) upon request from the Commitment Parties at least three (3) business days prior to the Effective Date, the Commitment Parties (or, if requested by the Commitment Parties, Counsel for the Commitment Parties) shall have received from the Issuer a report setting forth any and all transactions utilizing any portion of the Shared Cap for the period beginning March 31, 2024 through the Effective Date; provided that, (i) such report shall be made available on a private data site for the Purchasers, (ii) the Definitive Note Documentation shall refer to the Shared Cap set forth in Annex A hereof and also refer to the Shared Cap that has been updated to reflect the unused portion of the Shared Cap as the Effective Date and (iii) the delivery of such report shall not create an obligation on the part of Bally’s to publicly disclose the contents of such report.

Notwithstanding anything herein to the contrary:

●	the only representations and warranties the accuracy of which shall be a condition to the availability and purchase of the First Lien Notes on the Effective Date shall be (A) such of the representations and warranties made by, or with respect to, Merger Sub I, Merger Sub II, and Bally’s and their respective subsidiaries in the Merger Agreement as are material to the interests of the Commitment Parties (in their capacities as such), but only to the extent that SG or its affiliate has the right (taking into account any applicable cure periods) to terminate its obligations under the Merger Agreement or decline to consummate the Queen Merger and the Queen Share Contribution (in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement (each to such extent, the “Specified Transaction Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Issuer and the Guarantors in the Definitive Note Documentation;

Exhibit A-8

●	the provision of guarantors for the First Lien Notes by any foreign subsidiaries (to the extent required consistent with the Documentation Principles), shall not constitute a condition precedent to the purchase of the First Lien Notes on the Effective Date and may be delivered and/or perfected within 150 days after the Effective Date (or such longer period as the Commitment Parties may reasonably agree) pursuant to arrangements to be mutually agreed by the Issuer and the Commitment Parties acting reasonably;

●	the provision of collateral for the First Lien Notes (including the creation and perfection of any security interest), other than the creation and perfection of a lien on collateral for the First Lien Notes that is of the type perfected solely by the filing of a financing statement under the Uniform Commercial Code with the Secretary of State (or other applicable filing office) in the applicable jurisdiction of organization of the Borrower or the Guarantors, shall not constitute a condition precedent to the purchase of the First Lien Notes on the Effective Date and may be delivered and/or perfected within 60 days (or with respect to mortgages, 150 days) after the Effective Date (or such longer period as the Commitment Parties may reasonably agree) pursuant to arrangements to be mutually agreed by the Issuer and the Commitment Parties acting reasonably; and

●	the only conditions (express or implied) to the purchase of the First Lien Notes on the Effective Date are those expressly set forth in this section.

Exhibit A-9

This paragraph shall be referred to herein as the “Funds Certain Provisions”.

For purposes hereof, “Specified Representations” means the representations and warranties of the Issuer and the Guarantors to be set forth in the Definitive Note Documentation relating to organizational existence of the Issuer and the Guarantors; organizational power and authority (in each case, solely as to execution, delivery and performance of the applicable Definitive Note Documentation); due authorization, execution and delivery and enforceability of the applicable Definitive Note Documentation; no conflicts of the organizational documents of the Note Parties with the Definitive Note Documentation (limited to the execution, delivery and performance of the applicable Definitive Note Documentation, the incurrence of indebtedness thereunder and the granting of guarantees and security interests in respect thereof); the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (subject to permitted liens and except as provided above); solvency as of the Effective Date (after giving effect on a pro forma basis to the Transactions) of the Issuer and its subsidiaries on a consolidated basis (to be determined in a manner consistent with the solvency certificate attached hereto as Annex B); compliance of the Transactions with Federal Reserve margin regulations; use of proceeds not violating OFAC, the FCPA or the Patriot Act; and the Investment Company Act.

Documentation Principles:	The definitive documentation for the First Lien Notes (the “Definitive Note Documentation”), which the Commitment Parties agree will be drafted by counsel to the Issuer, will contain the terms and conditions set forth in the Commitment Letter and be based upon and, except as expressly set forth herein (including, for the avoidance of doubt, Annex A hereto), substantially consistent with that certain Credit Agreement, dated as of October 1, 2021 (as amended, restated, supplemented or otherwise modified prior to the date of the Commitment Letter, the “Existing Bally’s Credit Agreement”), by and among Bally’s, as borrower, the other parties thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions party thereto and shall be negotiated in good faith to finalize the Definitive Note Documentation as promptly as reasonably practicable and shall (x) include modifications necessary to reflect the nature of the First Lien Notes Facility as a notes facility rather than a credit agreement for loans, (y) include operational and agency provisions to reflect the reasonable guidelines and practices of the Notes Agent, and (z) contain tax gross up provisions with exceptions consistent with the Documentation Principles.

Exhibit A-10

Representations and Warranties:	Consistent with the Documentation Principles.

Affirmative Covenants:	Consistent with the Documentation Principles; provided that the Issuer shall, in connection with the quarterly financial statements, deliver to the Note Agent (for further distribution to each Purchaser’s advisors that are subject to confidentiality provisions reasonably agreeable to the Issuer) and make available on a private data site for the Purchasers (i) a report setting forth covenant Consolidated EBITDA for the fiscal quarter most recently ended and (ii) a report setting forth the transactions utilizing any portion of the Shared Cap for the most recently ended fiscal quarter; provided further that, in the case of each report, the delivery of such reports to the Note Agent shall not create an obligation on the part of Bally’s to publicly disclose the contents of such reports.

Negative Covenants:	Consistent with the Documentation Principles; provided that the baskets set forth in the Existing Bally’s Credit Agreement described on Annex A hereto shall be modified as described on Annex A under the heading “Definitive Note Documentation”.

Events of Default:	Consistent with the Documentation Principles.

Financial Covenant:	Consistent with the Documentation Principles.

Amendments, Waivers and Assignments:	Customary for transactions of this type.

Governing Law and Forum:	New York.

Counsel to the Commitment Parties:	Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Exhibit A-11

ANNEX A

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation
Indebtedness (§10.01)
Ratio Debt (§10.1(t))	Shared Fixed Incremental Amount is the greater of (x) $650.0 million and (y) 100% of EBITDA	$150.0 million; provided that such amount shall be reduced on a dollar for dollar basis by any Indebtedness (other than the First Lien Notes) incurred under the Shared Fixed Incremental Amount of the Existing Bally’s Credit Agreement from March 31, 2024 to the Effective Date.
	Ratio Incurrence Based Amounts are (i) if secured, CTSNLR ≤ 3.5x; (ii) if unsecured, FCCR ≥ 2x	Ratio Incurrence Based Amounts are (i) if secured, CTSNLR ≤ 2.5x; (ii) if unsecured, FCCR ≥ 2x
Liens (§10.02)
General Liens (§10.02(l))	Greater of (x) $204.0 million and (y) 32.5% of Consolidated EBITDA	Same, provided that, for the avoidance of doubt, such liens shall not be pari passu with the liens securing the First Lien Notes.
Investments (§10.04)
Ratio Investments (§10.04(m))	CTNLR ≤ 4.90x	CTNLR ≤ 4.25x
Restricted Payments (§10.06)
Ratio RP (§10.06(k))	CTNLR ≤ 4.50x	CTNLR ≤ 4.25x
RDPs (§10.09)
Ratio RDPs (§10.09(a)(iii))	CTNLR ≤ 4.75x	CTNLR ≤ 4.25x
Asset Sales (§10.05) and Mandatory Prepayments (§2.10)

Annex A-1

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation
Twin River Casino	Twin River Casino specifically carved-out of the asset sale basket Section 10.05(c) of the Existing Bally’s Credit Agreement

Remove exclusion so that Twin River Casino may be sold subject to compliance with the requirements set forth in the provisos in Section 10.05(c) of the Existing Bally’s Credit Agreement.

Proceeds of any such asset sale (the “Specified Proceeds”) required to be applied to pay down First Lien Notes to the same extent proceeds are also required to pay down term loans outstanding under the Existing Bally’s Credit Agreement (or any refinancing, replacement, modification or extension thereof, including in the form of debt other than term loans) (together with the Existing Bally’s Credit Agreement, the “First Lien Credit Facility”); provided, however, that the First Lien Notes shall also share ratably with the First Lien Credit Facility in any and all other distributions or transfers of value (whether in cash, in kind or in any other form) resulting from, or made in connection with, the sale of Twin River Casino and/or the Specified Proceeds (other than the Excluded Amendment Fee, if any).

As used herein, “Excluded Amendment Fee” means any increase in interest rate margin and/or payment of a fee that in the aggregate is equal to or less than 2.00% of the loans outstanding under the First Lien Credit Facility, with the payment of any such fee equated to the interest rate margin on an assumed four-year average life (with no present value discount) (i.e., 1.00% of fee equating to 0.25% of interest rate margin).

Annex A-2

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation

For the avoidance of doubt, the holders of First Lien Notes and lenders under the First Lien Credit Facility shall receive ratable distributions of value (based on the percentage of total first lien debt held by such party) from the asset sale, taking into account all payments and distributions related to such sale (including any fees (including consent or amendment fees), expenses or other economic benefits) other than the Excluded Amendment Fee, if any.

The Definitive Note Documentation shall include a MFN on any amendments, waivers, consents or other modifications to the Existing Bally’s Credit Agreement that are entered into in connection with the allowance of the sale of Twin River Casino and/or treatment or application of the Specified Proceeds that are favorable to the lenders (other than, for the avoidance of doubt, those specifically related to any Excluded Amendment Fee).

Kansas City and Shreveport	Proceeds are subject to asset sale sweep	No later than 30 days after the receipt of net proceeds from the contemplated sales of Kansas City or Shreveport, such proceeds shall be used to reduce the outstanding balance of the RCF.

Annex A-3

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation
Sale of Assets Covenant	Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the applicable Security Documents)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:	Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the applicable Security Documents)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any part of its business, property or assets, except for:
Miscellaneous
PetSmart/Chewy Blocker	N/A

To include and cover (i) domestic subsidiaries that become subsidiaries of foreign subsidiaries and (ii) guarantors that become non-wholly owned, in each case, absent a bona fide business purpose.

Bona fide business purpose will be defined in the First Lien Notes Agreement as any bona fide business purposes as determined by the Issuer acting in good faith and in any event to include accommodations for the ongoing and future development of casinos, such as Chicago, and shall further include (a) the sale or issuance of equity or equity-linked securities to bona fide third parties (including an issuance for less than fair market value) in connection with obtaining or retaining a gaming license, or the right or ability to purchase, build, develop, manage or operate a casino or other gaming properties for regulatory or political reasons, as determined by the Issuer in good faith, (b) the release of guarantees from entities designated as unrestricted subsidiaries for a bona fide business purpose (which shall include incurrence of financing or sale of minority interests for licensing, acquisition, project financing or development purposes) and (c) bona fide joint ventures with third parties.

Annex A-4

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation
J-Crew	N/A	To include and to cover material IP, material gaming licenses and material gaming properties (other than with respect to investments of an entire casino permitted under the Definitive Note Documentation)
CNI / Consolidated EBITDA

1.    25% aggregate cap for cost savings, operating expense reductions and synergies (Consolidated EBITDA)

2.    Unlimited management fees are included in Consolidated EBITDA by virtue of their inclusion in the definition of CNI (CNI / Consolidated EBITDA)

1.      10%

2.    Dividends, distributions or other payments (including management fees) from Unrestricted Subsidiaries included in the calculation of CNI and Consolidated EBITDA shall not exceed $63 million in any Test Period.

Definition of Available Amount	Existing clause (c)

Replace clause (c) with the following:

(i) to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Restricted Subsidiary after March 31, 2024, the fair market value of the Borrower’s (or a Restricted Subsidiary’s) investment in such Subsidiary as of the date of such redesignation, and (ii) 100% of any dividends or distributions received in cash and 100% of the fair market value of any property received in any such dividend or distribution by the Borrower or a Restricted Subsidiary of the Borrower after March 31, 2024 from an Unrestricted Subsidiary of the Borrower; plus

Annex A-5

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation

All references within the definition of “Available Amount” to the “Closing Date” shall be replaced with “March 31, 2024”.

For the avoidance of doubt, any increases or decreases to Available Amount as a result of any subclause thereof (i) shall not result in a corresponding increase or decrease or other change to any Fixed Amounts provisions and (ii) shall increase or decrease Available Amount pursuant to one subclause thereof without duplication.

Aggregate Investment, Restricted Payment and RDP Cap	N/A

Notwithstanding anything to the contrary above, the sum of:

(A) $300.0 million, plus

(B) any amounts accruing after the Effective Date pursuant to clause (b) of the definition of Available Amount;

(C) any amounts accruing after March 31, 2024 pursuant to clause (c) of the definition of Available Amount, after giving effect to the modifications described above, plus

Annex A-6

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation

(D) any amounts accruing after March 31, 2024 pursuant to clauses (d), (e), (f) and (g) of the definition of Available Amount, plus

(E) any amounts accruing on or after the Effective Date pursuant to clause (h) of the definition of Available Amount,

shall be the aggregate limit (as reduced to the extent described below, the “Shared Cap”) for the following:

(i) Investments made under baskets that parallel Section 10.04(d)(other than Investments made by Credit Parties in other Credit Parties), (i) (other than Permitted Acquisitions of Persons that become Loan Parties), (k), (l), (s), (t) and (x) of the Existing Bally’s Credit Agreement;

(ii) Restricted Payments made under baskets that parallel Sections 10.06(i) and (j) of the Existing Bally’s Credit Agreement;

(iii) RDPs made under baskets that parallel Sections 10.09(a)(i) and (a)(ii) of the Existing Bally’s Credit Agreement;

Annex A-7

Basket / Threshold / Concept	Existing Bally’s Credit Agreement	Definitive Note Documentation

provided, however, that the Shared Cap shall be reduced dollar-for-dollar, by:

(x) any such Investments, Restricted Payments or RDPs referenced in (i), (ii) or (iii) above or any Investment, Restricted Payment or RDPs made under the Existing Bally’s Credit Agreement ratio-based baskets that would not be permitted under the reduced ratio based-baskets set forth in this Annex A made on or after March 31, 2024 and prior to the Effective Date, and

(y) the amount of any proceeds from revolving loans or balance sheet cash used by the Issuer to consummate the Transactions, excluding any such proceeds or cash used to pay any ticking fees relating to the First Lien Notes and up to $35 million of other fees and expenses relating to the Transactions.

For the avoidance of doubt, the consummation of the Transactions shall be permitted and shall not increase or decrease the Shared Cap (other than as set forth in (y) above).

To the extent the Shared Cap is increased by the contribution (whether as a result of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or from any other transaction that has the same effect) of publicly traded equity securities otherwise expected to be owned by an Unrestricted Subsidiary, the value assigned to such securities for purposes of calculating the Shared Cap shall be determined by multiplying the number of equity securities by the volume weighted average price per share over the 30 trading days immediately preceding such transfer or contribution, less a 15% discount.

Annex A-8

FORM OF

SOLVENCY CERTIFICATE

[                 ], 20[    ]

This Solvency Certificate is delivered pursuant to Section [     ] of the Note Purchase Agreement, dated as of [     ], 20[     ], among [     ] (the “Note Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.

The undersigned hereby certifies, solely in [his] [her] capacity as an officer of the Issuer and not in [his] [her] individual or personal capacity and without personal liability, as follows:

1. I am the [Chief Financial Officer] of the [Issuer]. I am familiar with the Transactions, and have reviewed the Note Purchase Agreement, financial statements referred to in Section [     ] of the Note Purchase Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Issuer and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Issuer and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Issuer and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Issuer and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Issuer and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Issuer and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Issuer does not intend to, and the Issuer does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in [his] [her] capacity as [Chief Financial Officer] of the Issuer and not individually and the undersigned shall have no personal liability to the Notes Agent or the Purchaser with respect thereto.

[Remainder of Page Intentionally Left Blank]

Annex B-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:

Name:
Title:	[Chief Financial Officer]

Annex B-2